NEWS

FOR IMMEDIATE RELEASE                        CONTACT
February 11, 2013                                Richard Eisenberg
(Investor Inquiries)
Christopher Bohanon
(Media Inquiries)
(202) 872-7700

Farmer Mac Names R. Dale Lynch
As New Chief Financial Officer

Washington, D.C. – The Federal Agricultural Mortgage Corporation (Farmer Mac, NYSE: AGM and AGM.A) today announced the appointment of R. Dale Lynch as Senior Vice President – Chief Financial Officer and Treasurer of Farmer Mac, effective February 15, 2013. Mr. Lynch succeeds Timothy L. Buzby, who was appointed as Farmer Mac’s President and Chief Executive Officer in October 2012 and continued to serve in his prior role of Chief Financial Officer and Treasurer during the interim period before Mr. Lynch’s appointment.

Mr. Buzby stated, “I am pleased to announce the appointment of Dale Lynch as Farmer Mac’s new Chief Financial Officer and a member of the senior executive team. Dale brings a wealth of experience to his new role, having a strong familiarity with capital markets, credit, and investor communications. He is an experienced business professional with a broad set of financial and operating skills to lead our finance team. All of us at Farmer Mac look forward to working with Dale as we build Farmer Mac and fulfill our mission of serving rural America.”

Mr. Lynch stated, “I am proud and excited to serve as the CFO of Farmer Mac. The company is uniquely positioned to offer solutions to rural lenders that provide credit to farmers, ranchers, rural utilities, and other rural businesses. I look forward to working with Tim, the rest of the management team, and the entire Farmer Mac organization to further Farmer Mac’s important mission and to help ensure the continued growth and prosperity of rural America while growing the value of Farmer Mac to all its constituencies.”

Prior to his appointment at Farmer Mac, Mr. Lynch worked as Vice President of Finance at U.S. Silica Holdings, Inc., where he helped lead the company’s public company readiness and IPO. Prior to that, he served as Executive Vice President of Finance of Allied Capital Corporation from 2004 to 2010. From 1989 to 2004, Mr. Lynch held various investment banking and analyst positions with Lehman Brothers, Deutsche Bank, and Merrill Lynch. Mr. Lynch earned a B.S. in accounting from The Pennsylvania State University and an M.B.A. from the University of Chicago, Booth School of Business.

About Farmer Mac
Farmer Mac is a stockholder-owned instrumentality of the United States chartered by Congress to help increase the availability of credit in rural America through the operation of a secondary market for eligible loans to agricultural and rural borrowers. Additional information about Farmer Mac is available on its website at www.farmermac.com.

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